Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIGA TECHNOLOGIES, INC.

Pursuant to Section 303
of the General Corporation Law of
the State of Delaware

1.             The name of the corporation is SIGA Technologies, Inc. (the “Corporation”).  The name under which the Corporation was originally incorporated was SIGA Pharmaceuticals, Inc.  The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 28, 1995, and a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on April 27, 2000 (as so amended and as further amended, the “Certificate of Incorporation”).

2.             This Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation and has been duly adopted and implemented pursuant to the Third Amended Chapter 11 Plan of the Corporation, dated April 7, 2016 (the “Plan”) as confirmed by Order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Chapter 11 Case No. 14-12623 (SHL), dated April 8, 2016 (the “Confirmation Order”) and in accordance with the provisions of Section 303 of the General Corporate Law of the State of Delaware.  The Plan and the Confirmation Order authorize the making and filing of this Amended and Restated Certificate of Incorporation.

3.             The text of the Certificate of Incorporation of the Corporation as amended and restated by the Amended and Restated Certificate of Incorporation reads in its entirety as follows:

FIRST:  The name of the Corporation is SIGA Technologies, Inc. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, DE 19808.  The name of the registered agent of the Corporation at such address is Corporation Service Corporation.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of capital stock that the Corporation shall have the authority to issue is Six Hundred Twenty Million (620,000,000) shares consisting of:

(i)	Six Hundred Million (600,000,000) shares of common stock, par value $.0001 per share (the “Common Stock”); and

(ii)	Twenty Million (20,000,000) shares of preferred stock, par value $.0001 per share (the “Preferred Stock”).

The Board of Directors shall have the authority to fix by Resolution the voting powers (full, limited, multiple, fractional or none), designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the Preferred Stock or any class or series thereof prior to or concurrently with the issuance of such shares.

There shall be no cumulative voting rights for the Common Stock.

The holders of the Common Stock and the Preferred Stock shall be entitled to dividends, when, as and if declared by the Board of Directors of the Corporation, payable at such time or times as the Board of Directors may determine.

Subject to the determination of the Board of Directors with regard to the Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, all remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed in equal amounts per share and without preference or priority of one class of common stock over the other.

Notwithstanding the foregoing, any and all Common Stock and Preferred Stock, whether issued or outstanding prior or subsequent to the Effective Date (as defined in the Third Amended Chapter 11 Plan of the Corporation, dated April 7, 2016 (the “Plan”) as confirmed by Order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Chapter 11 Case No. 14-12623 (SHL), dated April 8, 2016) (the “Confirmation Order”)), shall be subject to all of the terms and provisions of the Plan, including, without limitation, the cancellation of any such shares of Common Stock and Preferred Stock to the extent provided in the Plan.

No action may be taken by the stockholders of the Corporation by their written consent without a stockholders’ meeting.  Notwithstanding the foregoing, after such time, if any, that the New Common Stock (as defined in the Plan) is issued to PharmAthene, Inc. as provided in the Plan, then any action may be taken by the stockholders of the Corporation by written consent without a stockholders’ meeting.

No stockholder of the Corporation shall by reason of his or her holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.

FIFTH:  The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation.  No election of directors need be by ballot unless the by-laws so provide.

SIXTH:  The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.

SEVENTH:  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) from any transaction from which the director derived an improper personal benefit.

EIGHTH:  The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his or her acting as a director of the Corporation on the Commencement Date (as defined in the Plan) or at any time thereafter (and the Corporation, in the discretion of the Board, may so indemnify a person by reason of the fact that he or she is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation on the Commencement Date or at any time thereafter) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that, the Corporation shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement.  Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.

NINTH:  No amendment to or repeal of Article Seven or Article Eight of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article Seven or Article Eight for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

TENTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ELEVENTH:  The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation; provided, however, that prior to the Plan Covenant Termination Date (as defined in the Plan) the by-laws of the Corporation and this Certificate of Incorporation may not be amended by the Board of Directors or the stockholders other than as permitted by the Plan Covenants (as defined in the Plan).

TWELFTH:  The Corporation shall not issue any non-voting equity securities in contravention of Section 1123(a)(6) of the Bankruptcy Code.

THIRTEENTH:  The Plan Covenants (as defined in the Plan) are adopted in this Certificate of Incorporation and incorporated herein by reference as if fully set forth herein.

FOURTEENTH:  Pursuant to the Plan, the Board of Directors shall have the power without the assent or vote of the stockholders or any other corporate action to (a) effectuate the potential reconstitution of the Board of Directors if and to the extent required by Section 6.6(d) of the Plan; and/or (b) cancel existing Equity Interests (as defined in the Plan) and issue New Common Stock (as defined in the Plan) in the event the Corporation elects to treat the PharmAthene Allowed Claim (as defined in the Plan) in accordance with Section 4.3(b)(i)(C) of the Plan, or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii) of the Plan.

FIFTEENTH:   The Corporation shall have perpetual existence.

IN WITNESS WHEREOF, I have hereunto set my hand this 12th day of April, 2016.

SIGA TECHNOLOGIES, INC.

By:	/s/ Daniel J. Luckshire
Name: Daniel J. Luckshire
Title: Executive Vice President and Chief Financial Officer